Robert C. Shrosbree

Assistant General Counsel

August 11, 2005

Consumers Energy Company
One Energy Plaza
Jackson, MI 49201

RE: Consumers Energy Company

$175,000,000 5.80% First Mortgage Bonds due 2035

Ladies and Gentlemen:

I am the Assistant General Counsel of CMS Energy Corporation, a Michigan corporation, of which Consumers Energy Company, a Michigan corporation (the “Company”), is a wholly owned indirect subsidiary. I have acted as special counsel to the Company with respect to the issuance and sale of $175,000,000 aggregate principal amount of its 5.80% First Mortgage Bonds due 2035 (the “Bonds”) issued under the Indenture dated as of September 1, 1945 between the Company and JPMorgan Chase Bank, N.A., as Trustee, as amended by certain supplemental indentures thereto including the 104th Supplemental Indenture dated as of August 11, 2005 relating to the Bonds. The Company issued and sold the Bonds pursuant to an effective shelf Registration Statement on Form S-3 (No 333-120611) (the “Registration Statement”) and a Prospectus Supplement dated August 8, 2005 to a Prospectus dated December 1, 2004.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

On the basis of such review, I am of the opinion that the Bonds have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on August 11, 2005, which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Robert C. Shrosbree

Robert C. Shrosbree